EXHIBIT 21.1
                           SUBSIDIARIES OF REGISTRANT



Castle  Bank, N.A. (a national banking corporation)

Castle Finance Company (an Illinois corporation)

CasBanc Mortgage, Inc. (an Illinois corporation)

Mortgage Junction, Inc. (an Illinois corporation -- inactive)

SBI  Illinois, Inc. (an Illinois corporation)